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                             [ROGER WILLIAMS LETTERHEAD]

                                 March 5, 2001

Carson Thompson
PawnMart, Inc.
6300 Ridglea Place
Suite 724
Fort Worth, Texas 76116

Dear Carson,

     This letter will serve as my resignation to the board of PawnMart. My schedule has become so busy, it will not allow me the time needed to serve in the most beneficial way to the board.

     I have enjoyed serving with you and each of our board members. My best for your future endeavors.

                                        Sincerely,

                                        /s/ J. ROGER WILLIAMS

                                        J. Roger Williams